EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS






We consent to the use of our report dated February 2, 1999, with respect to the consolidated financial statements of CryoLife, Inc. for the two years ended December 31, 1998, included in this Annual Report (Form 10-K).

Our audits also included the financial statement schedule of CryoLife, Inc. listed in Item 14(a) for each of the years in the period ended December 31, 1998. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, as of the date of our report referred to in the preceding paragraph, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein for each of the years in the period ended December 31, 1998.

We also consent to the incorporation by reference in Registration Statements No. 33-83996, 33-84048, 333-03513, 333-59853, 333-59849, 333-06141, 333-75535, and
333-34025, of our report dated February 2, 1999, with respect to the consolidated financial statements and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of CryoLife, Inc. for the year ended December 31, 1999.



Atlanta, Georgia                            /s/ Ernst & Young, LLP
March 27, 2000